Exhibit 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces its Exit from Commercial Liability Lines

Kingston, NY —July 23, 2019 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a property and casualty insurance holding company, announced today that its wholly owned subsidiary Kingstone Insurance Company (“KICO”) has decided to no longer underwrite Commercial Liability risks. These include Business Owners, Artisans (“CraftPak”), Special Multi-Peril, and Commercial Umbrella policies.

Barry Goldstein, CEO stated “Following our Q1 reserve strengthening for Commercial Lines, we placed a moratorium on new business, seeking to cap our exposure to these types of risks. While they accounted for about 12% our total earned premiums, the associated reserves were 40% of the Company’s total. After a two month review, I concluded yesterday that it would be in the Company’s and shareholders’ best interest to exit these lines of business, and do so as soon as possible. We informed the NYS DFS on July 22nd of our decision, and our producers were advised today. We will continue to underwrite our Physical Damage Only product.

These commercial liability lines are the most volatile and carry the longest claim development “tail” of any of Kingstone’s offerings. They accounted for most of the adverse loss development we experienced in Q1, and our conclusion was that based on a required capital allocation, we could not deliver acceptable returns for our shareholders. We are actively exploring various alternative reinsurance arrangements to either wall off or eliminate the associated liabilities from our balance sheet. We will have a decision on any alternate handling of these liabilities by September 30. While all inforce policies for these lines will be non-renewed at the end of their current annual terms, it is estimated that a complete exit will take at least 15 months.”

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, Connecticut and Pennsylvania, Kingstone is also licensed (but not yet active) in New Hampshire and Maine.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319